HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS STRONG PROFITABILITY FOR
FOURTH QUARTER FISCAL YEAR 2019

MUSCATINE, Iowa (February 19, 2020) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended December 28, 2019 of $2.247 billion and net income of $111 million. GAAP net income per diluted share was $2.54, compared to $2.11 in the prior year. Non-GAAP net income per diluted share was $2.59, compared to $2.41 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth quarter sales of $616 million were up 3% from year-ago levels, and fourth quarter net income was $48 million. GAAP net income per diluted share was $1.10, compared to $0.73 in the prior year. Non-GAAP net income per diluted share was $1.12, compared to $0.97 in the prior year.

Highlights

•	Fourth quarter non-GAAP operating margin expanded 80 basis points year-over-year, driven by solid cost control.

•	Fourth quarter free cash flow exceeded expectations, strengthening the Corporation’s financial flexibility.

•	Fiscal year 2020 guidance assumes relatively stable domestic end markets, benefits of annual productivity and cost savings, and significant investments in future growth and margin expansion.

Fourth Quarter Summary Comments
“Our teams delivered a strong fourth quarter. We generated our best top line growth rate of the year and expanded operating margins despite choppy demand and tariff challenges. Our annual productivity and cost savings initiatives continue to gain momentum and drive improved profitability. Overall, our results show the performance our organization can drive and I am optimistic about what we can accomplish in the future,” said Jeff Lorenger, HNI Corporation, Chairman, President, and Chief Executive Officer.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 28, 2019	December 29, 2018	Change
GAAP
Net Sales	$616.1	$598.1	3.0%
Gross Profit %	38.0%	37.4%	60	bps
SG&A %	27.4%	27.9%	-50	bps
Restructuring and impairment charges %	0.2%	2.2%	-200	bps
Operating Income	$63.8	$43.8	45.6%
Operating Income %	10.3%	7.3%	300	bps
Effective Tax Rate	23.1%	22.4%
Net Income %	7.7%	5.4%	230	bps
EPS – diluted	$1.10	$0.73	50.7%

Non-GAAP
Gross Profit %	38.0%	37.5%	50	bps
Operating Income	$64.9	$57.8	12.3%
Operating Income %	10.5%	9.7%	80	bps
EPS – diluted	$1.12	$0.97	15.5%

Fourth Quarter Summary Comments

•
Consolidated net sales increased $18.0 million or 3.0% from the prior-year quarter to $616.1 million. On an organic basis, sales increased 3.9% or $23.1 million year-over-year. The net impact of divesting several small office furniture companies decreased sales $5.1 million or 0.9% compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
GAAP gross profit margin expanded 60 basis points compared to the prior-year quarter. On a non-GAAP basis, gross profit margin expanded 50 basis points year-over-year, driven by price realization and net productivity, partially offset by lower volume and higher input costs.

•
Selling and administrative expenses as a percent of sales decreased 50 basis points compared to the prior-year quarter. This decrease was primarily due to lower core SG&A spend and leverage from higher net sales, partially offset by higher variable compensation.

•
The Corporation recorded $1.2 million of restructuring costs in the fourth quarter in connection with structural realignments in the office furniture segment. In the prior-year quarter, the Corporation recorded $0.9 million of one-time costs associated with previously announced facility closures and structural realignments, as well as a $13.1 million impairment of goodwill, intangibles, and long-lived assets.

•
Non-GAAP net income per diluted share was $1.12 compared to $0.97 in the prior-year quarter.  The $0.15 increase was due to price realization, net productivity, and lower core SG&A spend, partially offset by lower volume and higher input costs.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2019	December 29, 2018	Change
GAAP
Net Sales	$2,246.9	$2,257.9	(0.5%)
Gross Profit %	37.1%	37.0%	10	bps
SG&A %	30.3%	30.6%	-30	bps
Restructuring and impairment charges %	0.1%	0.7%	-60	bps
Operating Income	$151.3	$128.2	18.1%
Operating Income %	6.7%	5.7%	100	bps
Effective Tax Rate	22.6%	21.4%
Net Income %	4.9%	4.1%	80	bps
EPS – diluted	$2.54	$2.11	20.4%

Non-GAAP
Gross Profit %	37.1%	37.1%	—
Operating Income	$153.9	$146.2	5.3%
Operating Income %	6.8%	6.5%	30	bps
EPS – diluted	$2.59	$2.41	7.5%

Full Year Summary Comments

•
Consolidated net sales decreased $10.9 million or 0.5% from the prior year to $2.247 billion. On an organic basis, sales increased 0.5% year-over-year. The net impact of closing and divesting several small office furniture companies decreased sales $23.1 million or 1.0% compared to the prior year.

•
GAAP gross profit margin expanded 10 basis points compared to the prior year. On a non-GAAP basis, gross profit margin was flat year-over-year as price realization and net productivity were offset by lower volume and higher input costs.

•	Selling and administrative expenses as a percent of sales decreased 30 basis points compared to the prior year. This decrease was primarily due to improved SG&A efficiency.

•
The Corporation recorded $2.6 million of costs in the current year in connection with structural realignments in the office furniture segment. In the prior year, the Corporation recorded $4.6 million of costs in connection with previously announced facility closures and structural realignments, as well as net charges of $13.4 million related to impairments of goodwill, intangibles, and long-lived assets.

•
Non-GAAP net income per diluted share was $2.59, compared to $2.41 in the prior year.  The $0.18 increase was due to price realization, net productivity, and improved SG&A efficiency, partially offset by lower volume and higher input costs.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 28, 2019	December 29, 2018	Change		December 28, 2019	December 29, 2018	Change
GAAP
Net Sales	$449.4	$429.6	4.6%		$1,697.2	$1,706.1	(0.5%)
Operating Profit	$35.7	$11.1	222.7%		$103.9	$76.0	36.8%
Operating Profit %	7.9%	2.6%	530	bps	6.1%	4.5%	160	bps

Non-GAAP
Operating Profit	$36.9	$26.5	39.0%		$106.5	$94.0	13.3%
Operating Profit %	8.2%	6.2%	200	bps	6.3%	5.5%	80	bps

Fourth Quarter Summary Comments - Office Furniture

•
Office furniture net sales increased $19.8 million or 4.6% from the prior-year quarter to $449.4 million. On an organic basis, sales increased 5.9%, driven by increases in the supplies and contract businesses. The net impact of divesting several small office furniture companies decreased sales $5.1 million or 1.3% compared to the prior-year quarter.

•
Office furniture GAAP operating profit margin expanded 530 basis points versus the prior-year period. On a non-GAAP basis, segment operating margin expanded 200 basis points year-over-year, driven by price realization, net productivity, and lower core SG&A spend, partially offset by lower volume, higher input costs, and unfavorable product mix.

Full Year Summary Comments - Office Furniture

•
Office furniture net sales decreased $8.9 million or 0.5% from the prior year to $1.697 billion. On an organic basis, sales increased 0.8% primarily driven by growth in the contract business. The net impact of closing and divesting several small office furniture companies decreased sales $23.1 million or 1.3% compared to the prior year.

•
Office furniture GAAP operating profit margin expanded 160 basis points. On a non-GAAP basis, segment operating margin expanded 80 basis points year-over-year, driven by price realization, net productivity, and improved SG&A efficiency, partially offset by lower volume and higher input costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 28, 2019	December 29, 2018	Change		December 28, 2019	December 29, 2018	Change
GAAP
Net Sales	$166.7	$168.5	(1.1%)		$549.8	$551.8	(0.4%)
Operating Profit	$39.6	$36.1	9.6%		$94.3	$91.4	3.2%
Operating Profit %	23.8%	21.4%	240	bps	17.2%	16.6%	60	bps

Non-GAAP
Operating Profit	$39.6	$36.4	8.6%		$94.3	$93.1	1.3%
Operating Profit %	23.8%	21.6%	220	bps	17.2%	16.9%	30	bps

Fourth Quarter Summary Comments - Hearth Products

•	Hearth products net sales decreased $1.8 million or 1.1% from the prior-year quarter to $166.7 million.

•
Hearth products operating profit margin expanded 240 basis points. On a non-GAAP basis, segment operating margin expanded 220 basis points, driven by price realization, net productivity benefits, and lower variable compensation, partially offset by lower volume.

Full Year Summary Comments - Hearth Products

•	Hearth products net sales decreased $2.0 million or 0.4% from the prior year to $549.8 million.

•
Hearth products GAAP operating profit margin expanded 60 basis points. On a non-GAAP basis, segment operating margin expanded 30 basis points year-over-year, driven by price realization, lower variable compensation, and improved SG&A efficiency, partially offset by lower volume and higher input costs.

Outlook
The Corporation estimates full year 2020 sales to be $2.30 billion to $2.35 billion, which represents growth of 2.5% to 4.5% versus the prior year. Full year non-GAAP earnings per diluted share is expected to be in the range of $2.60 to $2.90.

"Looking ahead to 2020, we expect solid revenue growth in both Office Furniture and Hearth Products. Our key markets are showing greater stability; our e-commerce efforts are driving growth; and our recent investments are generating results.

We expect higher volume and our annual productivity and cost savings initiatives to drive improvement in gross profit margin. In line with our long-term strategy, we are increasing our level of investment in key go-to-market initiatives. As a result, operating margin expansion will be less robust over the near-term. These initiatives will support top line growth, margin expansion, and free cash flow generation in the coming years. I am optimistic about the results we can drive in the future,” said Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, February 20, 2020 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2019 results. To participate, call 1-877-512-9166 – conference ID number 1077266. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Thursday, February 27, 2020, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 1077266.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," "would", or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$616,079	$598,092	$2,246,947	$2,257,895
Cost of sales	382,192	374,174	1,413,185	1,422,857
Gross profit	233,887	223,918	833,762	835,038
Selling and administrative expenses	168,969	166,695	680,049	691,140
Restructuring and impairment charges	1,157	13,422	2,371	15,725
Operating income	63,761	43,801	151,342	128,173
Interest expense, net	1,833	2,073	8,628	9,448
Income before income taxes	61,928	41,728	142,714	118,725
Income taxes	14,333	9,366	32,211	25,399
Net income	47,595	32,362	110,503	93,326
Less: Net loss attributable to the non-controlling interest	0	(1)	(2)	(51)
Net income attributable to HNI Corporation	$47,595	$32,363	$110,505	$93,377

Average number of common shares outstanding – basic	42,755	43,708	43,101	43,639
Net income attributable to HNI Corporation per common share – basic	$1.11	$0.74	$2.56	$2.14

Average number of common shares outstanding – diluted	43,137	44,311	43,495	44,328
Net income attributable to HNI Corporation per common share – diluted	$1.10	$0.73	$2.54	$2.11

Foreign currency translation adjustments	$468	$(1,060)	$61	$(3,004)
Change in unrealized gains (losses) on marketable securities, net of tax	(1)	75	251	(24)
Change in pension and post-retirement liability, net of tax	(1,648)	2,701	(2,833)	2,701
Change in derivative financial instruments, net of tax	159	(1,120)	(1,953)	339
Other comprehensive income (loss), net of tax	(1,022)	596	(4,474)	12
Comprehensive income	46,573	32,958	106,029	93,338
Less: Comprehensive loss attributable to non-controlling interest	0	(1)	(2)	(51)
Comprehensive income attributable to HNI Corporation	$46,573	$32,959	$106,031	$93,389

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	December 28, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$52,073	$76,819
Short-term investments	1,096	1,327
Receivables	274,565	255,207
Inventories	163,465	157,178
Prepaid expenses and other current assets	37,635	41,352
Total Current Assets	528,834	531,883

Property, Plant, and Equipment:
Land and land improvements	29,394	28,377
Buildings	295,517	290,263
Machinery and equipment	581,225	565,884
Construction in progress	20,881	28,443
	927,017	912,967
Less accumulated depreciation	545,510	528,034
Net Property, Plant, and Equipment	381,507	384,933

Right-of-use Operating / Finance Leases	75,012	—
Goodwill and Other Intangible Assets	445,709	463,290
Deferred Income Taxes	176	1,569
Other Assets	21,274	20,169
Total Assets	$1,452,512	$1,401,844

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$453,202	$428,865
Current maturities of long-term debt	790	679
Current maturities of other long-term obligations	1,931	4,764
Current lease obligations - Operating / Finance	22,782	—
Total Current Liabilities	478,705	434,308

Long-Term Debt	174,439	249,355
Long-Term Lease Obligations - Operating / Finance	59,814	—
Other Long-Term Liabilities	67,990	72,767
Deferred Income Taxes	87,196	82,155
Equity:
HNI Corporation shareholders' equity	584,044	562,933
Non-controlling interest	324	326
Total Equity	584,368	563,259
Total Liabilities and Equity	$1,452,512	$1,401,844

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Twelve Months Ended
	December 28, 2019	December 29, 2018
Net Cash Flows From (To) Operating Activities:
Net income	$110,503	$93,326
Non-cash items included in net income:
Depreciation and amortization	77,427	74,788
Other post-retirement and post-employment benefits	1,475	1,767
Stock-based compensation	6,830	7,317
Operating / finance lease interest and amortization	22,936	—
Deferred income taxes	6,750	3,197
Loss on sale and retirement of long-lived assets, net	2,014	16,264
Other – net	3,593	(1,736)
Net increase (decrease) in operating assets and liabilities, net of divestitures	(3,280)	(10,729)
Increase (decrease) in other liabilities	(8,868)	2,236
Net cash flows from (to) operating activities	219,380	186,430

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(60,826)	(55,648)
Proceeds from sale and license of property, plant, and equipment, and intangibles	327	23,767
Acquisition spending, net of cash acquired	—	(2,850)
Capitalized software	(6,059)	(8,048)
Purchase of investments	(6,702)	(2,676)
Sales or maturities of investments	4,845	3,100
Other – net	5,520	1,135
Net cash flows from (to) investing activities	(62,895)	(41,220)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(215,934)	(348,987)
Proceeds from long-term debt	141,035	323,075
Dividends paid	(52,232)	(51,085)
Purchase of HNI Corporation common stock	(83,887)	(30,452)
Proceeds from sales of HNI Corporation common stock	30,473	19,606
Other – net	(686)	(3,896)
Net cash flows from (to) financing activities	(181,231)	(91,739)

Net increase (decrease) in cash and cash equivalents	(24,746)	53,471
Cash and cash equivalents at beginning of period	76,819	23,348
Cash and cash equivalents at end of period	$52,073	$76,819

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net Sales:
Office furniture	$449,408	$429,612	$1,697,186	$1,706,092
Hearth products	166,671	168,480	549,761	551,803
Total	$616,079	$598,092	$2,246,947	$2,257,895

Income Before Income Taxes:
Office furniture	$35,714	$11,068	$103,894	$75,965
Hearth products	39,586	36,117	94,329	91,367
General corporate	(11,539)	(3,384)	(46,881)	(39,159)
Operating Income	$63,761	$43,801	$151,342	$128,173
Interest expense, net	1,833	2,073	8,628	9,448
Total	$61,928	$41,728	$142,714	$118,725

Depreciation and Amortization Expense:
Office furniture	$11,348	$11,101	$44,887	$44,303
Hearth products	2,363	2,091	8,884	8,171
General corporate	5,880	5,709	23,656	22,314
Total	$19,591	$18,901	$77,427	$74,788

Capital Expenditures (including capitalized software):
Office furniture	$11,947	$12,539	$41,137	$47,860
Hearth products	1,446	2,537	12,225	8,854
General corporate	3,301	1,641	13,523	6,982
Total	$16,694	$16,717	$66,885	$63,696

			As of December 28, 2019	As of December 29, 2018
Identifiable Assets:
Office furniture			$874,913	$797,574
Hearth products			364,653	352,060
General corporate			212,946	252,210
Total			$1,452,512	$1,401,844

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for all periods presented include restructuring charges, impairment charges, and/or transition costs. Restructuring charges incurred in the current year periods presented are primarily comprised of severance costs related to a structural realignment in the office furniture segment. Transition costs incurred in connection with this realignment include member relocation costs. In the prior-year periods presented, costs were incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana, and structural realignments in China. Prior year restructuring charges include severance costs, while transition costs incurred include production move costs. Specific transactions in the prior-year periods include impairment of closed manufacturing facilities held for sale, a nonrecurring gain on the recovery of an impaired long-lived asset, and impairments of goodwill, intangibles, and other long-lived assets.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for fiscal year 2020. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 28, 2019			December 29, 2018
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$449.4	$166.7	$616.1	$429.6	$168.5	$598.1
% change from PY	4.6%	(1.1%)	3.0%

Less: Impact of Acquisitions and Divestitures	—	—	—	5.1	—	5.1

Organic Sales (non-GAAP)	$449.4	$166.7	$616.1	$424.4	$168.5	$592.9
% change from PY	5.9%	(1.1%)	3.9%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 28, 2019			December 29, 2018
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$1,697.2	$549.8	$2,246.9	$1,706.1	$551.8	$2,257.9
% change from PY	(0.5%)	(0.4%)	(0.5%)

Less: Impact of Acquisitions and Divestitures	—	—	—	23.1	—	23.1

Organic Sales (non-GAAP)	$1,697.2	$549.8	$2,246.9	$1,682.9	$551.8	$2,234.8
% change from PY	0.8%	(0.4%)	0.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$233.9	$63.8	$14.3	$47.6	$1.10
% of net sales	38.0%	10.3%		7.7%
Tax %			23.1%

Restructuring charges	—	1.2	0.3	0.9	0.02

Results (non-GAAP)	$233.9	$64.9	$14.6	$48.5	$1.12
% of net sales	38.0%	10.5%		7.9%
Tax %			23.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 29, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$223.9	$43.8	$9.4	$32.4	$0.73
% of net sales	37.4%	7.3%		5.4%
Tax %			22.4%

Restructuring charges	—	0.3	0.1	0.3	0.01
Impairment charges	—	13.1	3.3	9.7	0.22
Transition costs	0.6	0.6	0.1	0.4	0.01

Results (non-GAAP)	$224.5	$57.8	$12.9	$42.8	$0.97
% of net sales	37.5%	9.7%		7.2%
Tax %			23.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$833.8	$151.3	$32.2	$110.5	$2.54
% of net sales	37.1%	6.7%		4.9%
Tax %			22.6%

Restructuring charges	—	2.4	0.5	1.8	0.04
Transition costs	—	0.2	0.0	0.2	0.00

Results (non-GAAP)	$833.8	$153.9	$32.8	$112.5	$2.59
% of net sales	37.1%	6.8%		5.0%
Tax %			22.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 29, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$835.0	$128.2	$25.4	$93.4	$2.11
% of net sales	37.0%	5.7%		4.1%
Tax %			21.4%

Restructuring charges	—	2.3	0.6	1.7	0.04
Impairment charges	—	13.4	3.5	9.9	0.22
Transition costs	2.3	2.3	0.5	1.7	0.04

Results (non-GAAP)	$837.3	$146.2	$30.0	$106.7	$2.41
% of net sales	37.1%	6.5%		4.7%
Tax %			22.0%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 28, 2019	December 29, 2018	Percent Change	December 28, 2019	December 29, 2018	Percent Change
Operating profit as reported (GAAP)	$35.7	$11.1	222.7%	$103.9	$76.0	36.8%
% of net sales	7.9%	2.6%		6.1%	4.5%

Restructuring charges	1.2	0.2		2.4	1.5
Impairment charges	—	14.9		—	14.9
Transition costs	—	0.4		0.2	1.6

Operating profit (non-GAAP)	$36.9	$26.5	39.0%	$106.5	$94.0	13.3%
% of net sales	8.2%	6.2%		6.3%	5.5%

Hearth Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 28, 2019	December 29, 2018	Percent Change	December 28, 2019	December 29, 2018	Percent Change
Operating profit as reported (GAAP)	$39.6	$36.1	9.6%	$94.3	$91.4	3.2%
% of net sales	23.8%	21.4%		17.2%	16.6%

Restructuring charges	—	0.2		—	0.8
Impairment charges	—	—		—	0.3
Transition costs	—	0.1		—	0.6

Operating profit (non-GAAP)	$39.6	$36.4	8.6%	$94.3	$93.1	1.3%
% of net sales	23.8%	21.6%		17.2%	16.9%